Exhibit 99.1

News Release
Celanese Corporation
222 West Las Colinas Blvd
Irving, Texas 75039

Celanese Completes Acquisition of Mobility & Materials Business

Establishes Celanese as the Preeminent Global Specialty Materials Company

DALLAS, November 1, 2022 -- Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced it has completed the acquisition of the majority of the Mobility & Materials (M&M) business of DuPont.

“We are excited to welcome the M&M team to Celanese and I want to thank the teams that worked diligently to successfully close this acquisition today,” said Lori Ryerkerk, chairman and chief executive officer. “With the addition of M&M’s industry-renowned brands and product portfolios, we have established Celanese as the preeminent global specialty materials company. As one team, we will be better positioned to elevate the growth trajectory of Engineered Materials and to create value for our customers and shareholders. We look forward to providing additional commentary on the acquisition as part of our upcoming third quarter 2022 earnings release and conference call later this week.”

The Company announced the acquisition of M&M in February 2022. As part of the transaction, Celanese has acquired a broad portfolio of engineered thermoplastics and elastomers, industry-renowned brands and intellectual property, global production assets, and a world-class organization.

About Celanese

Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 8,500 employees worldwide and had 2021 net sales of $8.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, strategies, future revenues, cash flow, synergies, performance, capital expenditures and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements contained in this release. These include the Company’s ability to realize the anticipated benefits of the acquisition. Numerous other factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Contacts:

Investor Relations	Media Relations - Global
Brandon Ayache	Brian Bianco
Phone: +1 972 443 8509	Phone: +1 972 443 4400
Brandon.Ayache@celanese.com	media@celanese.com

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